EXHIBIT 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
OR
JOHN P. NELSON
VICE PRESIDENT & CFO
(515) 232-6251

OCTOBER 16, 2009

AMES NATIONAL CORPORATION
ANNOUNCES
2009 THIRD QUARTER EARNINGS RESULTS

Third Quarter 2009 Results:

For the quarter ended September 30, 2009, net income for Ames National Corporation (the Company) totaled $2,574,000, or $0.27 per share, compared to $7,000, or $0.00 per share, for the same period in 2008.  The higher quarterly earnings can be primarily attributed to decreased write downs associated with the other-than-temporary impairment of investment securities.  During the quarter ended September 30, 2008, the Company had other-than-temporary impairments of investment securities of $8,692,000 related to FNMA and FHLMC preferred stock and corporate bond issues of MGIC Investment Corporation and Lehman Brothers.  As of September 30, 2009, the carrying value and fair value of the other-than-temporary impaired securities totaled $856,000.  Partially offsetting the overall improvement in the quarterly earnings was an increase in other real estate owned costs, a decrease in securities gains, an increase in the provision for loan losses and an increase in Federal Deposit Insurance Corporation (“FDIC”) insurance assessments.  The increase in other real estate costs of $1,039,000 is due primarily to write downs on certain other real estate owned.  The increase in the provision for loan loss is due primarily to specific allowance for loan losses on impaired loans and the worsening economic conditions, primarily associated with the Company’s commercial real estate loans, offset in part by decreases in the outstanding loans.  The increase in the FDIC insurance assessments of $294,000 is due to higher quarterly deposit assessment rates, which are also expected to negatively impact future quarters if bank failures continue to erode the FDIC insurance fund.  In 2009, 98 banks have failed compared to 25 bank failures in 2008.

For the quarter ended September 30, 2009, net interest income decreased $231,000, or 3.1%, compared to the same period in 2008.  This decrease is primarily the result of lower yields on interest earning assets and a decline in the average loan balances, offset in part by lower cost of funds on deposits and other borrowings.  The lower yields and cost of funds were due primarily to lower market interest rates as interest earning assets and interest-bearing liabilities are repricing.  The Company’s net interest margin was 3.75% for the quarter ended September 30, 2009 compared to 3.99% for the quarter ended September 30, 2008.

The provision for loan losses was $635,000 for the third quarter of 2009 compared to $74,000 for the same period in 2008.  Net charge-offs for the quarter ended September 30, 2009, were $23,000 compared to $20,000 for the same period in 2008.

Non-interest expense for the third quarter of 2009 totaled $5,518,000, 27% higher than the $4,334,000 recorded in the third quarter of 2008.  The higher non-interest expense can be primarily attributed to higher FDIC insurance assessment expense and other real estate owned costs.  The efficiency ratio for the third quarter of 2009 was 58.25%, compared to 134.58% for the same period in 2008.

Nine Months 2009 Results:

For the nine months ended September 30, 2009, net income for the Company totaled $7,424,000, or $0.79 per share, compared to $4,775,000, or $0.51 per share, for the same period in 2008.  The higher earnings can be primarily attributed to decreased write downs associated with the other-than-temporary impairment of investment securities.  The impairment of securities for the nine months ended September 30, 2009 was $30,000 and related to additional write downs of a corporate bond issue of MGIC Investment Corporation.  For the nine months ended September 30, 2008, the Company had other-than-temporary impairments of investment securities of $11,248,000, related to the same investments previously mentioned in the third quarter results.  The improvement in this area was partially offset by write downs of other real estate owned, a decrease in securities gains and higher FDIC insurance assessments. The increase in other real estate owned costs of $2,133,000 is due primarily to write downs on certain other real estate owned.  The increase in the FDIC insurance assessments of $1,242,000 is due primarily to higher quarterly deposit assessment rates and the special assessment in 2009.

Net interest income decreased $204,000, or 0.9% for the nine months ended September 30, 2009, compared to the same period in 2008.  This decrease is primarily the result of lower yields on interest earning assets and a decline in the average loan balances, offset in part by lower cost of funds on deposits and other borrowings.  The lower yields and cost of funds were due primarily to lower market interest rates as interest earning assets and interest-bearing liabilities are repricing.  The Company’s net interest margin was 3.80% for the nine months ended September 30, 2009 compared to 3.90% for the same period in 2008.

The provision to the allowance for loan losses was $1,191,000 for the nine months ended September 30, 2009, compared to $1,002,000 for the same period in 2008.  Net charge-offs for the nine months ended September 30, 2009, were $670,000 compared to $121,000 for the same period in 2008.  The increase in the charge-offs was primarily related to a commercial real estate loan.

Non-interest expense for the nine months ended September 30, 2009 totaled $15,882,000, 23.5% higher than the $12,860,000 recorded in the same period of 2008.  The higher non-interest expense can be primarily attributed to higher FDIC insurance assessment costs and other real estate owned costs, previously mentioned.  The efficiency ratio for the nine months ended September 30, 2009 was 59.75%, compared to 67.88% for the same period in 2008.

Balance Sheet Review:

Interest bearing deposits in financial institutions as of September 30, 2009 increased 324.7% primarily as a result of increases in bank time deposits, to $32,066,000, compared to $7,550,000 as of September 30, 2008.  Securities available-for-sale as of September 30, 2009 increased 15.3% to $372,917,000, compared to $323,416,000 as of September 30, 2008, primarily as a result of increases in U.S. government agencies and mortgage backed securities and state and political subdivisions, offset in part by decreases in corporate obligations.  The Company reduced the corporate bond portfolio in order to lower the credit and market risk exposure in that portfolio.

Net loans as of September 30, 2009 decreased 6.7% as a result of declining loan demand, to $416,149,000 compared to the $446,225,000 as of September 30, 2008.  The allowance for loan losses on September 30, 2009, totaled $7,300,000, or 1.72% of gross loans, compared to $6,662,000 or 1.47% of gross loans as of September 30, 2008.  Impaired loans as of September 30, 2009, totaled $9,967,000, or 2.4% of gross loans, compared to impaired loans of $9,614,000, or 2.2% of gross loans at June 30, 2009 and impaired loans of $6,324,000, or 1.40% of gross loans as of September 30, 2008.

Other real estate owned was $12,802,000 as of September 30, 2009, compared to $12,649,000 as of September 30, 2008.  The net change in other real estate is primarily due to transfers from loan receivables, offset in part by impairment write offs and sales of other real estate owned.  Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $678,591,000 on September 30, 2009, a 4.8% increase from the $647,264,000 recorded at September 30, 2008.  The increase in deposits was primarily due to an increase in public funds and retail deposits, as well as, to a lessor extent, commercial deposits.  The mix of deposits has changed as depositors have moved deposits to demand, NOW, savings and money market accounts from time deposit accounts.

The Company’s stockholders’ equity represented 12.8% of total assets as of September 30, 2009 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations.  Total stockholder equity totaled $112,924,000 as of September 30, 2009 and $103,751,000 as of September 30, 2008.

Shareholder Information:

Return on average assets was 1.17% for the quarter ended September 30, 2009, compared to 0.003% for the same period in 2008.  Return on average equity was 9.38% for the quarter ended September 30, 2009, compared to the 0.03% for the same period in 2008.   Return on average assets was 1.14% for the nine months ended September 30, 2009, compared to 0.74% for the same period in 2008.  Return on average equity was 9.26% for the nine months ended September 30, 2009, compared to the 5.79% for the same period in 2008.

Company stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $24.11 on September 30, 2009.   During the third quarter, the price ranged from $22.21 to $27.00.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Randall-Story State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(unaudited)
September 30, 2009 and 2008

ASSETS	2009	2008

Cash and due from banks	$17,318,877	$27,216,295
Interest bearing deposits in financial institutions	32,066,038	7,550,340
Securities available-for-sale	372,917,003	323,416,226
Loans receivable, net	416,149,000	446,224,818
Loans held for sale	1,262,070	1,169,084
Bank premises and equipment, net	12,013,279	12,785,372
Accrued income receivable	6,958,321	7,723,433
Deferred income taxes	2,429,874	7,263,335
Other real estate owned	12,802,478	12,648,962
Other assets	7,287,201	473,967

Total assets	$881,204,141	$846,471,832

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$84,766,682	$79,518,096
NOW accounts	175,036,231	155,448,377
Savings and money market	177,281,664	161,470,338
Time, $100,000 and over	87,446,696	85,408,343
Other time	154,059,331	165,418,906
Total deposits	678,590,604	647,264,060

Federal funds purchased and securities sold under agreements to repurchase	45,268,119	47,258,710
Other short-term borrowings	42,471	1,089,061
Long-term borrowings	39,500,000	39,500,000
Dividend payable	943,292	2,641,216
Accrued expenses and other liabilities	3,935,192	4,967,463
Total liabilities	768,279,678	742,720,510

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares;9,432,915 issued and outstanding as of September 30, 2009 and 2008, respectively	18,865,830	18,865,830
Additional paid-in capital	22,651,222	22,651,222
Retained earnings	67,064,818	63,535,036
Accumulated other comprehensive income (loss)-net unrealized income (loss) on securities available-for-sale	4,342,593	(1,300,766)
Total stockholders' equity	112,924,463	103,751,322

Total liabilities and stockholders' equity	$881,204,141	$846,471,832

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Interest and dividend income:
Loans	$6,096,002	$7,237,129	$19,096,804	$22,386,655
Securities
Taxable	1,970,528	2,497,103	6,295,875	7,487,230
Tax-exempt	1,276,017	1,201,777	3,731,005	3,809,905
Federal funds sold	675	15,835	20,003	150,284
Dividends	179,694	229,216	322,969	898,953

Total interest income	9,522,916	11,181,060	29,466,656	34,733,027

Interest expense:
Deposits	1,965,914	3,289,349	6,590,594	11,363,993
Other borrowed funds	453,667	557,783	1,398,549	1,687,382

Total interest expense	2,419,581	3,847,132	7,989,143	13,051,375

Net interest income	7,103,335	7,333,928	21,477,513	21,681,652

Provision for loan losses	635,171	73,514	1,191,495	1,002,208

Net interest income after provision for loan losses	6,468,164	7,260,414	20,286,018	20,679,444

Non-interest income (loss):
Trust department income	411,166	391,115	1,184,600	1,222,268
Service fees	486,370	451,162	1,357,202	1,332,094
Securities gains, net	877,925	3,205,077	782,338	4,346,858
Other-than-temporary impairment of investment securities	-	(8,692,327)	(29,565)	(11,247,757)
Gain on sale of loans held for sale	245,540	217,928	765,222	604,467
Merchant and ATM fees	179,765	169,513	478,934	483,515
Other	169,662	143,802	566,293	520,704

Total non-interest income (loss)	2,370,428	(4,113,730)	5,105,024	(2,737,851)

Non-interest expense:
Salaries and employee benefits	2,695,613	2,647,502	7,745,478	7,728,417
Data processing	391,185	511,166	1,411,498	1,681,526
Occupancy expenses	387,433	397,897	1,082,477	1,203,963
FDIC deposit assessments	345,877	51,871	1,382,879	140,777
Other real estate owned	1,039,368	—	2,194,005	60,881
Other operating expenses	658,928	725,325	2,065,631	2,044,118

Total non-interest expense	5,518,404	4,333,761	15,881,968	12,859,682

Income (loss) before income taxes	3,320,188	(1,187,077)	9,509,074	5,081,911

Income tax expense (credit)	746,621	(1,193,983)	2,085,462	307,176

Net income	$2,573,567	$6,906	$7,423,612	$4,774,735

Basic and diluted earnings per share	$0.27	$-	$0.79	$0.51

Declared dividends per share	$0.10	$0.28	$0.30	$0.84